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For Immediate Release
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Contact:
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Trevor M. Saliba
CirTran Corporation
+(310) 492-0400
trevor@cirtran.com
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          CirTran Names Fadi Nora as First Outside Member of its Board

SALT LAKE CITY, Jan. 29, 2007 -- CirTran Corporation (OTCBB: CIRT), an international full-service contract manufacturer of IT, consumer and consumer electronics products, today announced that Fadi Nora, a financial industry executive, has become the first outside member of its Board of Directors.

The announcement was made by Iehab J. Hawatmeh, founder, president and CEO of CirTran, who welcomed Mr. Nora to the Board which now includes Trevor M. Saliba, the company's executive vice president of worldwide business development and himself.

"Fadi Nora brings a wealth of experience to CirTran, and adds an important outside voice to our decision-making process," Mr. Hawatmeh said, noting that Mr. Nora is a director and consultant to ANAHOP, Inc., of Anaheim, Calif., a private firm which already funded $1.5 million of its committed $3 million warrants-driven investment in CirTran in 2006.

Mr. Nora, 45, began his financial industry career in 1987 when he joined Prudential Insurance Services and its affiliated securities brokerage firm, Pru-Bach, as a district sales manager. There, he developed and formulated innovative marketing plans, managed multi-million dollar portfolios, and received several corporate awards, including ranking in the top 1% among the company's more than 45,000 sales professionals worldwide.

In 1992, Mr. Nora started a private consulting group, working with businesses in the U.S. and abroad, developing and implementing business plans for entrepreneurial endeavors. He also served as an associate managing director for Etcetera, a subsidiary of the London-based advertising agency, Saatchi & Saatchi, and has been successful in many different business forums, including insurance, financial services, securities and stock trading, as well as the automotive, food and music industries. Along with his involvement with ANAHOP, Mr. Nora serves as the CFO of the Focus Media Group.

Mr. Nora earned an MBA, with a Masters in Management, from the School of Business at Azusa Pacific University in California, and a B.S. in Business Administration from St. Joseph University in Beirut, Lebanon. He also has a degree in financial planning from UCLA.

"I worked with Iehab Hawatmeh and Trevor Saliba, now fellow Board members, during the due diligence process of investing in CirTran on behalf of ANAHOP last year, and was impressed with the company and its leadership," said Mr. Nora. "It is my most sincere hope to make a meaningful contribution to what I believe will be a bright future for CirTran."





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About CirTran Corporation
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Founded  in 1993,  CirTran  Corporation  (OTC BB:  CIRT,  www.CirTran.com)  is a
premier, international, full-service contract manufacturer. Headquartered in Salt Lake City, its ISO 9001:2000-certified, non-captive 40,000-square-foot manufacturing facility is the largest in the Intermountain Region, providing "just-in-time" inventory management techniques designed to minimize an OEM's investment in component inventories, personnel and related facilities while reducing costs and ensuring speedy time-to-market. In 1998, CirTran acquired Racore Technology (www.racore.com), founded in 1983 and reorganized as Racore Technology Corporation in 1997. Continuing to grow, in 2004 CirTran formed CirTran-Asia as a high-volume manufacturing arm and wholly owned subsidiary with its principal office in ShenZhen, China. Today, CirTran-Asia operates in three primary business segments: high-volume electronics, fitness equipment, and household products manufacturing, focusing on the multi-billion-dollar direct response industry.

This press release  contains  forward-looking  statements  within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement. The Company disclaims any obligation or intention to update any forward-looking statements.

All trademarks are properties of their respective owners.
























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